SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Thomas E. Sandell

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.

Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.

Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Pulteney Street Partners, L.P.

Douglas N. Benham

Charles M. Elson

David W. Head

C. Stephen Lynn

Annelise T. Osborne

Aron I. Schwartz

Michael Weinstein

Lee S. Wielansky

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July 21, 2014

Dear Fellow Stockholder of Bob Evans:

We are investors alongside you in Bob Evans Farms, Inc. (“Bob Evans” or the “Company”). Our firm, Sandell Asset Management Corporation (“Sandell”), is one of the Company’s largest stockholders, with beneficial ownership of approximately 1.7 million shares, or 7.2%[1], of the outstanding shares of Bob Evans. We believe that the shares of Bob Evans are worth far in excess of where they are currently trading – and in fact the shares have woefully underperformed many benchmarks over an extended period of time. While we have repeatedly attempted to constructively engage with the management and Board of Directors (the “Board”) of Bob Evans for over a year in the hopes of seeing this value better reflected in the Company’s stock price, Bob Evans has repeatedly refused to embrace any solution that would deliver meaningful change.[2]

We have identified an outstanding group of eight independent, highly-qualified individuals that we have nominated as candidates for the Board of Bob Evans so that they may help begin to address the many problems that have plagued this Company for far too many years. We are convinced that truly independent and experienced Board oversight is necessary to unlock the Company’s significant long-term value for all stockholders of Bob Evans, who are the true owners of the Company. We are therefore soliciting your support as we seek the election of these candidates at the 2014 Annual Meeting of Stockholders of Bob Evans (the “Annual Meeting”).

The Numbers Speak for Themselves

Bob Evans suffers from numerous problems that we believe stem from one central issue: a stale and entrenched Board of Directors that has not, in our view, exerted effective oversight over a management team led by the Company’s Chairman of the Board and CEO, Steven Davis. These problems have translated to a stock price performance that has been abysmal by any measure. As illustrated in the following chart, Bob Evans has dramatically under-performed its own selected peer group, as well as many other peers, over a 1-year, 3-year, 5-year, and 10-year time period:

___________________________

[1] This amount excludes certain funds managed by Thomas Sandell, CEO of Sandell, which are not participating in this solicitation.

[2] Please visit www.RefreshBobEvans.com for more information.

Figure 1: Chronic and Severe Stock Price Underperformance[3]

Bob Evans’ Total Shareholder Return Relative to:
		Proxy Peers	Family & Casual Dining Peers
1 Year	-10.0%	-17.0%	-9.1%
3 Year	-48.4%	-33.4%	-13.9%
5 Year	-121.2%	-130.1%	-47.9%
10 Year	-128.2%	-160.2%	-53.8%

The Nominees

To both address and then fix the Company’s woeful track record of underperformance, Bob Evans needs fresh, independent, highly-qualified Board members who are able to provide effective management oversight and bring new perspectives and ideas to the Company as they seek to effect comprehensive change. The following slate of eight director nominees (the “Nominees”) represent forward-thinking, truly independent executives – none of whom is affiliated with Sandell – who possess a diversity of background and experience that will allow the reconstituted board to effect change in a manner that we believe would deliver significant shareholder value:

•	Doug Benham, the former President and CEO of Arby’s Restaurant Group
•	Charles Elson, the Director of the John L. Weinberg Center for Corporate Governance at the

University of Delaware

•	David Head, the former President and CEO of O’Charley’s Inc.
•	Steve Lynn, the former Chairman and CEO of Sonic Corporation
•	Annelise Osborne, a Senior Credit Officer at Moody’s Investor Service
•	Aron Schwartz, a Managing Partner at ACON Investments, L.L.C.
•	Michael Weinstein, the former CEO of Triarc Beverage Group (Snapple Beverage Group)
•	Lee Wielansky, the Chairman and CEO of Midland Development Group

We note that of these eight Nominees, three are former CEOs of large restaurant companies with decades of relevant industry experience, and each of these eight Nominees possesses a range of unique skill sets that we see

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[3] Source: Bloomberg (as of April 21, 2014, which was prior to Sandell’s nomination of its independent slate). Proxy Peers consists of: BH, BJRI, BWLD, CAKE, CBRL, DAVE, DENN, DIN, DPZ, DRI, EAT, FRS, HAIN, LNCE, MCD, MKC, PNRA, PZZA, RRGB, RT, SAFM, SJM, TAST, WEN, and YUM as per Bob Evans’ 2014 Proxy Statement. Family & Casual Dining Peers (non-majority franchised) consist of: BJRI, BLMN, CAKE, CBRL, DRI, EAT, RRGB, and TXRH. We believe that Cracker Barrel is the most comparable peer to Bob Evans due to its focus on family dining, its similar size in terms of number of restaurants and its pursuit of a non-franchised business model.

as necessary to deliver value to the stockholders of Bob Evans. All of the Nominees are enthused at the prospect of helping turn around a company with such valuable assets and such an iconic brand name as Bob Evans. The response that the Nominees have received to date from investors and the broader investment community has been resoundingly positive, and if they are elected at the upcoming Annual Meeting they can begin, starting on day one, to address the many problems that are present at Bob Evans. We believe these problems stem from the failed policies and a wasteful culture sanctioned by the Company’s current Board of Directors. This is a Board that has failed to exert effective management oversight in our opinion and, prior to Sandell’s nomination of the independent Nominees, possessed an average director tenure of over 14 years.

Numerous Problems

Under the Board’s watch, the Company has been plagued by an array of problems:

Chronic Stock Price Underperformance – As indicated earlier in this letter¸ shareholders have suffered dramatic stock price underperformance relative to Bob Evans’ own selected peer group, as well as many other peers, over a number of years.

Repeated Reduction in Earnings Guidance – Bob Evans reduced EPS guidance several times in FY2014, from $2.60 - $2.67 in October, 2013; to $2.60 - $2.65 in December, 2013; to $2.20 - $2.30 in January, 2014; to $1.60 - $1.75 in March, 2014. The Company has already reduced earnings guidance for FY2015 from its previously announced range of $2.80 - $3.00 to a dramatically reduced range of $1.90 - $2.20 a mere two and a half months into FY2015.

Serial Consensus Earnings Disappointments – Bob Evans has missed consensus EPS estimates in 14 out of the last 24 fiscal quarters.

Poor and Declining Same Store Sales Results – Bob Evans Restaurants reported same store sales results of -2.1% in FY2014 and is projecting 1Q FY2015 same store sales to range between -2.5% and -3.0%.

Inordinately High SG&A Expense – The Company suffers from a cost structure that has resulted in SG&A expense, adjusted for restaurant advertising expenses, of 13.7% of revenue in FY2014, far in excess of the 8.2% average of its family and casual dining peers that are not majority-franchised.

Bloated Corporate Overhead – At the end of FY2013, the Company had 512 employees at its corporate headquarters, which has resulted in an overhead efficiency (revenue per corporate employee) that is 40% lower than that of its family and casual dining peers that are not majority franchised.

Abysmal Returns on Invested Capital – The much promoted “Farm Fresh Refresh” remodeling initiative, which has required capital expenditures of $225,000 per restaurant across the entire Bob Evans chain, has been a consummate failure. This 3-year initiative, which was just completed in April of 2014, has cost the Company over $120 million and has generated an approximate net rate of return for the last twelve months through 3Q FY2014 of 2.7% for restaurants in their first year after being remodeled and -4.2% in their second year after being remodeled.

Extraordinary Spending on Director Entrenchment – The Company is expecting to spend significant amounts of stockholders money in FY2015, including spending $5.5 million on “costs associated with responses to an activist shareholder,” which is on top of the $3.0 million of stockholders money that the Company already wasted on such costs in FY2014.  Steven Davis and his Board of Directors appear to us to be intent upon spending $8.5 million for the purpose of further entrenching themselves at the sole expense of stockholders, who are the true owners of the Company.

Un-recognized Asset Value

Chairman and CEO Steven Davis and his Board of Directors have been steadfast in their refusal to explore any methods that have the potential to unlock the tremendous value associated with certain of the Company’s unique assets. If elected, the Nominees will work with the continuing directors to evaluate the Company’s current strategy and to make changes that they deem are appropriate based on their best business judgment. We expect that the Nominees, subject to the exercise of their fiduciary duties, will critically evaluate a number of strategic matters, which may include the following:

Real Estate – Bob Evans has amassed an extensive real estate portfolio of 480 wholly-owned (both land and building) restaurants, or 86% of its entire restaurant base, all of which had been remodeled at significant cost by the end of FY2014. Sandell has received highly-credible, unsolicited approaches from five different multi-billion dollar investment firms (two private investment firms and three publicly-traded REITs) interested in entering into a sale-leaseback transaction with the Company for some or all of its real estate, including a very recent indication of interest that would value the real estate associated with the Company’s 480 restaurants and other properties at over $900 million, which is over 80% of the Company’s entire market value, or over $38 per share.

BEF Foods – BEF Foods, the Company’s wholly-owned packaged foods subsidiary, has subjected Bob Evans to volatile sow prices, which have had a dramatic, negative impact on the Company’s earnings, and distracted from what should be a key focus of fixing the performance of the Company’s core restaurant business. Management’s claim that the synergies between the two businesses warrants keeping them combined is dubious, as these “synergies” are virtually non-existent, and do not justify the Company’s refusal to pursue an eventual separation of the two businesses. A direct competitor to BEF Foods, The Hillshire Brands Company (“Hillshire”), was recently the subject of an intense bidding war that resulted in a final offer valuing Hillshire at 16.7x EBITDA, which is dramatically higher than the EBITDA multiple at which the entire Company trades, implying the potential for significant value creation were BEF Foods to be operated in a structure separate from Bob Evans.

Wasteful and Spendthrift Culture

We believe that the current Board of Directors, due in large part to the many long-standing personal and intertwined relationships among Mr. Davis and the other directors, has enabled the perpetuation of a wasteful and spendthrift culture, some of which is reflected by the following unnecessary and extravagant pursuits:

New Corporate Headquarters – The Company recently opened a new 40-acre, $48.2 million corporate headquarters campus in New Albany, Ohio, a town where five existing Directors currently reside in or near, including Steven Davis (the others being William Ingram, Cheryl Krueger, Robert Lucas, and Eileen Mallesch.)

The Company chose to take on this expenditure in spite of the fact that the city of Columbus reportedly offered Bob Evans more that $14 million to stay in its former headquarters.

Corporate Airplanes – For many years, the Company was shouldering the expenses associated with its ownership of a Gulfstream G-100 corporate jet, and in 2013 the Company sold this airplane and bought another corporate jet, a 2013 Bombardier Challenger 300, which according to the Aircraft Bluebook has an average retail price of $21.5 million. We note that in each case, Bob Evans jointly owned these airplanes with another company, Greif, Inc. Michael Gasser, who is the so-called “Lead Independent Director” of Bob Evans, happens to be the Executive Chairman of the Board of Greif, Inc.

Farm and Homestead Museum – The Company is required to incur the expenses associated with maintaining the 937-acre Bob Evans Farm in southeastern Ohio and not long ago invested more than $4 million in renovations to the farm and its Homestead Museum.

Source of Problems – A Stale, Conflicted, Entrenched Board

We believe that the above problems are the direct result of the failed policies of a stale, conflicted and entrenched Board of Directors that is unable to exert effective management oversight:

A Stale Board – Before our involvement, the Company was constituted with a Board whose average Director tenure was over 14 years, far in excess of the average tenure of S&P boards of 8.6 years.

A Conflicted Board – The majority of Board members have numerous personal connections both to Steven Davis, who is both Chairman and CEO, as well as amongst themselves. The troubling multitude of personal connections between Board members and Steven Davis has in our view served to ensure that the irresponsible spending and failed initiatives of Mr. Davis have gone un-challenged for far too long.

An Entrenched Board – The Bob Evans Board has a long history of taking steps to disenfranchise shareholders, most recently by imposing an improper Bylaw restriction on shareholders that severely limited the ability of shareholders to affect change at the Company. This action forced us to file a lawsuit against the Company and the Board in the Court of Chancery of the State of Delaware in January of 2014 in order to vindicate the rights of all shareholders, and, as the Board has admitted, it was clearly due to our efforts that the Company shortly thereafter reversed this improper previous Bylaw restriction. It bears mention that another shareholder, the Oklahoma Firefighters Pension & Retirement System, filed suit in Delaware against the Company and its Directors in January of 2014 as well and filed a complaint discussing in detail the troubling history of entrenching actions taken by the Company’s Directors over a period of many years.

Solution: A Fresh, Independent, Highly-Qualified Board

We believe that Bob Evans needs a fresh, independent, highly-qualified Board of Directors that is able to provide effective – and independent – management oversight and bring new perspectives and ideas to the Company. We have identified an outstanding group of eight Nominees for the Board that are forward-thinking, truly independent, and possess the diversity of background and experience that is necessary to effect change in a manner that would deliver significant shareholder value.

 The Nominees:

  Doug Benham – Former President and CEO of Arby’s Restaurant Group, Doug Benham led the revitalization of the $3 billion Arby’s chain of 3,500 restaurants, increasing company-operated restaurant EBITDA by over 100%. Mr. Benham was previously Chief Financial Officer and a director of RTM Restaurant Group, the largest franchisee of any nature in the United States, where he was instrumental in leading the strategic and financial planning for the company as its store base increased from 212 to 773 restaurants. He has served on the board of directors of several companies, including the publicly-traded restaurant companies O’Charley’s Inc. from 2008 until its acquisition in 2012 and Sonic Corporation from 2009 to 2014. Mr. Benham is a Certified Public Accountant and has a wide range of expertise that spans all areas of restaurant operations and finance.

  Charles Elson – Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware, Charles Elson is one of the foremost authorities on corporate governance issues in the United States. Professor Elson is “Of Counsel” to the law firm of Holland & Knight and holds the Edgar S. Woolard, Jr. Chair in Corporate Governance at the University of Delaware. He has written extensively on the subject of boards of directors and is Vice Chairman of the ABA Business Law Section’s Committee on Corporate Governance. In addition to his extensive knowledge of and experience in matters relating to corporate governance, he has served on the board of directors of HealthSouth since 2004, in addition to the previous boards of AutoZone, Alderwoods Group, Nuevo Energy, Sunbeam, and Circon.

  David Head – President and CEO of Primanti Brothers, Inc., David Head has a broad skill set and deep operational experience in the restaurant industry, bringing valuable perspective through his track record of refining and repositioning restaurant brands. With over 35 years of experience in the industry, he is widely regarded as one of the leading brand revitalization experts in the U.S.

Mr. Head was formerly President and CEO of O’Charley’s Inc. where he oversaw its successful turnaround and subsequent sale in 2012. In addition, he was previously CEO and President of Captain D’s Seafood Kitchen, an operator and franchisor of over 500 quick-service seafood restaurants generating nearly $500 million in annual revenue, as well as President and CEO of Romacorp and CEO of the former Houlihan’s Restaurant Group.

  Steve Lynn – Founder and Partner of Reconstruction Partners, LLC, a firm that offers strategy, restructuring, re-franchising, and interim management services to chain restaurant companies, Steve Lynn has over 40 years of experience in the restaurant industry. Mr. Lynn spent 12 years as Chairman and CEO of Sonic Corporation, where he built the management team that transformed the company into the nation’s largest chain of drive-in restaurants with over $3 billion in system-wide sales and subsequently led Shoney’s, Inc. as the company’s Chairman and CEO, where he oversaw a chain of over 1,500 owned and franchised restaurants. He currently sits on the board of Krispy Kreme Doughnuts Inc. and was the past Chairman of the International Franchise Association.

  Annelise Osborne –Senior Credit Officer at Moody’s Investor Service, Annelise Osborne has over 15 years of finance experience that encompasses a wide range of transactions. Ms. Osborne has a deep knowledge of real estate and has led sizeable teams of analysts involved in assessing transactions involving floating and fixed rate credits across various asset classes. She is a CMBS committee chair and has been a voting member of various REIT, CDO, and Public Finance ratings committees and led the Moody’s team responsible for developing the firm-wide methodology and quantitative framework for the valuation and analysis of loans secured by office properties. Ms. Osborne previously worked as a Deputy Director and Senior Consultant at Jones Lang LaSalle and was an Associate at W.P. Carey. She graduated with a B.A. degree in Economics from The College of William and Mary and has an M.B.A. from Columbia Business School.

  Aron Schwartz – Managing Partner at ACON Investments, L.L.C., and the founder of Constructivist Capital, LLC, Aron Schwartz has been a private equity professional for over 15 years and has been involved in the acquisition, supervision, and growth of many companies. Mr. Schwartz was a Managing Director at the private equity firm Fenway Partners from 1999 to 2011, where he actively served on the boards of directors and was intimately involved in the financing and operations of several portfolio companies, with significant experience in many functional areas including strategic planning, corporate finance, and management selection. He was previously an Associate in the Financial Entrepreneurs Group at Salomon Smith Barney. Mr. Schwartz received a J.D. and an M.B.A. with honors from UCLA and graduated cum laude with a B.A. in International Relations and a B.S.E. in Economics from The Wharton School at the University of Pennsylvania. Mr. Schwartz is a Certified Management Accountant and a member of the California Bar.

  Michael Weinstein – Former CEO of the Triarc Beverage Group, where he successfully orchestrated the purchase of Snapple for $300 million and its subsequent sale three years later for $1.5 billion, Michael Weinstein is a highly-respected professional who has delivered tremendous value to shareholders at several companies. Mr. Weinstein had previously overseen the growth of A&W Brands as President and COO subsequent to its IPO through to its sale to Cadbury Schweppes, which returned initial equity holders over 200 times their original investment in a seven year period. He brings significant sales, marketing, and product development expertise, particularly as it relates to food and beverage products, and has served on the board of Dr Pepper Snapple from 2009 to 2012 as well as the board of the HJ Heinz Company from 2006 until its sale to 3G Capital in 2013. Mr. Weinstein graduated with a B.A. degree with honors in Economics from Lafayette College and received an M.B.A. from Harvard Business School.

  Lee Wielansky – Chairman and CEO of Midland Development Group, which focuses on the development of retail properties in the mid-west and southeast and was the largest developer of Kroger supermarket-anchored shopping centers in the United States, Lee Wielansky has over 37 years of real estate experience. Mr. Wielansky was previously President and CEO of JDN Development Company, which was a wholly-owned subsidiary of JDN Realty Corporation, a publicly-traded REIT with more than $1 billion in assets that merged with Developers Diversified Realty Corporation. He was formerly Managing Director – Investments and on the board of Regency Centers Corporation, a leading operator and developer of shopping centers encompassing more than 30 million square feet of real estate in 300 centers across in the United States. Mr. Wielanski is Lead Trustee of the $1.5 billion publicly-traded REIT Acadia Realty as well as a director of Isle of Capri Casinos and Pulaski Financial Corp.

Comprehensive Change

If elected, the Nominees will work with any incumbent members of the Board that stay in office as a cohesive team, drawing upon each of their unique skills as they seek to effect positive change that we believe should encompass improvements to the Company’s operational, financial, and strategic policies. The Nominees will bring desperately needed new insight, operational expertise, and a fresh perspective to the Board and will embrace the highest standards of governance.

Vote GOLD

We look forward to the upcoming Annual Meeting where we intend to seek election of the Nominees so that they may begin to implement positive change at the Company and exert the oversight that Bob Evans so urgently needs. We urge you to sign and return the GOLD proxy card today.

Sincerely,

Thomas Sandell, Chief Executive Officer

Sandell Asset Management Corporation

SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD., CASTLERIGG ACTIVE INVESTMENT FUND, LTD., CASTLERIGG ACTIVE INVESTMENT INTERMEDIATE FUND, L.P., CASTLERIGG ACTIVE INVESTMENT MASTER FUND, LTD., PULTENEY STREET PARTNERS, L.P. AND THOMAS E. SANDELL (COLLECTIVELY, "SANDELL") AND DOUGLAS N. BENHAM, CHARLES M. ELSON, DAVID W. HEAD, C. STEPHEN LYNN, ANNELISE T. OSBORNE, ARON I. SCHWARTZ, MICHAEL WEINSTEIN AND LEE S. WIELANSKY (TOGETHER WITH SANDELL, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF BOB EVANS FARMS, INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY’S 2014

ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY SANDELL, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, MACKENZIE PARTNERS, INC., SANDELL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (800) 322-2885.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY SANDELL ASSET MANAGEMENT CORP. WITH THE SEC ON JULY 15, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.